                                                                  EXHIBIT 4.59

                          PAYOUT STATEMENT AND RELEASE

IN CONSIDERATION of payment in full by Falls Mountain Coat Inc. ("Falls Mountain") to Marubeni Corporation ("Marubeni") of the outstanding balance of the Loan and all Interest accrued thereon and all fees relating to the Loan payable pursuant to the terms and conditions of the Coal Purchase and Financing Agreement dated May 18, 2004 among Faits Mountain, Pine Valley Mining Corporation ("Pine Valley") and Pine Valley Coal Ltd. ("PVC") (Falls Mountain, Pine Valley and PVC are, collectively, the "Debtors") and Marubeni, as amended by a Coal Purchase and Financing Amending Agreement dated September 15, 2004 among the same parties (collectively, the "Agreement"), and for other good and valuable consideration, the receipt and sufficiency of which is hereby conclusively acknowledged, Marubeni hereby;

1. confirms that the Loan is the only loan outstanding from Marubeni or Marubeni Canada to any of Falls Mountain, Pine Valley and PVC, and confirms that as at September 16, 2005, the aggregate outstanding amount of all indebtedness of the Debtors to Marubeni relating to the Loan, including the principal amount thereof (being US $5,178,697.50), all Interest accrued thereon to September 16, 2005 (being US $94,695.88) and the fees relating to the Loan payable pursuant to Section 7.4 of the Agreement (being US $36,600), Is US $5,309,893.38 (the "Loan Payment"), which Loan Payment amount will be adjusted by adding a per diem interest cost of US $1,109.10 for each day after September 16, 2005 that the Loan Payment remains outstanding, until such loan Payment is made in full (which will not include a per diem Interest cost for the day on which the Loan Payment is made) (collectively, the "Indebtedness");

2.   acknowledges and agrees that the Indebtedness has been paid In full;

3. releases, surrenders and forever discharges all mortgages, charges, pledges, hypothecs, assignments by way of security, liens, security Interests or other encumbrances, howsoever created or arising, whether absolute or contingent, fixed or floating, perfected or not, that it now has in relation to the indebtedness including without Limitation any and all security granted in favour of Marubeni by all or any one or more of the Debtors, all as described in Schedule A, for the purpose of effectively discharging all the property and assets presently charged by Marubeni in connection with the Indebtedness with respect to any and all property and assets of all or any one or more of the Debtors; and releases, surrenders and forever discharges the Debtors front all obligations under the Agreement relating to the indebtedness, except that all other provisions of the Agreement will remain in full force and effect, including without imitation the Purchase Commitment Coal purchase and sale obligations as set out in Section 7.7 of the Agreement and the guarantee of Pine Valley as set out in Section 10.1 of the Agreement;

4. agrees that it will from time to time, at the request and for the account of any of the Debtors, execute and deliver such certificates, financing change statements, discharges, statutory discharges, instruments and other documents and shall take and do all other actions, steps and things as may be necessary for the purpose of effectively discharging all of the property and assets of each of the Debtors from all charges and security interests in relation to the indebtedness as set out in Schedule A or for the purpose of evidencing, establishing or recording the foregoing release and discharge;

5. acknowledges that all joint bank accounts referred to in the Agreement (the "Joint Accounts") are no longer required, and agrees that it will (or will cause Marubeni Canada Ltd. to) from time to time, at the request and for the amount of any of the Debtors, execute and deliver such documents and do such things as the Debtors may reasonably require in connection therewith, including taking such actions as may be necessary to close, or remove its representatives as signing officers in connection wk h, such Joint Accounts in accordance with the time frame set out below or as otherwise reasonably requested by the Debtors; and

6. acknowledges that the Debtors have executed or will execute a credit agreement (the "Credit Agreement") with the Royal Bank of Canada ("RBC") and a series of related security documents including but not limited to general security agreements (the "Security Documents") In order to establish a $20 million revolving credit facility, and hereby waives arty default arising under. (a) the Agreement, as a result of the Debtors agreeing with RBC under the Credit Agreement to close the Joint Accounts within 30 days after the date that the Indebtedness is repaid in full; and
     (b) the security agreement dated May 13, 2004 granted by Falls Mountain and PVC in favour of Marubeni, as a result of the execution, delivery and performance of the Security Documents and the granting of the security interests contemplated thereby.

All capitalized terms referred to herein and not otherwise defined war have the meaning given to them un the Agreement.

DATED this 15th day of September, 2005.

MARUBENI CORPORATION


Per: /s/ Hisao Azuma
     --------------------------------
     Hisao Azuma
     General Manager
     Coal Dept.


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
                                   SCHEDULE A

DESCRIPTION OF SECURITY                   REGISTRATION PARTICULARS
-----------------------                   ------------------------
Security Agreement dated May 13, 2004     Registration pursuant to British
granted by Falls Mountain Coal Inc. and   Columbia PPSA, Base Number 708579B
Pine Valley Coal Ltd. In favour of
Marubeni Corporation                      Registration pursuant to the Alberta
                                          PPSA; Registration Number 04051722785

                                          Registered with the Mineral Titles
                                          Branch, as Event No. 3210481 and Event
                                          No. 3210482, both registered on May
                                          18, 2004, against the Coal Licences
                                          and Coal Leases described in Schedule
                                          "B" to the Security Agreement

Share Pledge Agreement dated May 21,      Registration pursuant to British
2004 made by Pine Valley Mining           Columbia PPBA, Base Registration
Corporation in favour of Marubeni         Number 717542B
Corporation
                                          Registration pursuant to the Alberta
                                          PPSA; Registration Number 04 0 609 21
                                          8 99

                                          Return of Share Certificates in the
                                          capital of Falls Mountain Coal Inc.
                                          represented by Certificate No. 3,
                                          covering 2 common voting shares and
                                          Certificate No. 4 covering 10 common
                                          voting shares


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